Exhibit 99.1

Blue Star Foods Enters into Supply Agreement for Up to $4 Million Annually with Just Food For Dogs

Tue, January 31, 2023, 8:30 AM EST

Will Supply Wild Caught Cod as Ingredient for its Gourmet Dog Food

Miami, FL, Jan. 31, 2023 (GLOBE NEWSWIRE) — Blue Star Foods Corp., (“Blue Star,” the “Company,” “we,” “our” or “us”) (NASDAQ: BSFC), an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS), is pleased to announce it has entered into an agreement with Just Food For Dogs. The initial contract for 2023 is expected to add an estimate of up to approximately $4 million annual revenue to Blue Star.

Blue Star entered into a supply agreement for 1,150 tons or 2,500,000 lbs. of wild caught cod (minced frozen of #1 quality human grade) per year with Just Food For Dogs with an auto renewal option provision. The cod fishery is certified by MSC (Marine Stewardship Council) and is managed in a responsible and sustainable manner in accordance with internationally recognized criteria.

John Keeler, Chairman and CEO of Blue Star Foods, commented, “We are thrilled to enter into this new relationship with Just Food For Dogs and expand into a new category for us, the pet/dog food industry. Our cod will be used as an ingredient used for their ala carte gourmet pet food.” Trond Ringstad, Board Member commented, “You’ve got to visit a Just Food For Dogs store, as they are very impressive with their layout and selection of high quality dog food.”

By mid-year 2020, U.S. pet food spending reached US$37.96 billion, according to BLS data, representing a US$9.06 billion increase from mid-year 2019.

About Just Food For Dogs

Founded by Shawn Buckley and based in Irvine, California, Just Food For Dogs launched in 2010 the first-ever kitchen for dogs, making fresh food out in the open for all to see. Just Food For Dogs is assembled by a team of veterinarians and specialists to develop healthy, nutritionally balanced meals. Ever since, Just Food For Dogs has made it its mission to improve the length and quality of life for as many pets as possible—through real food and nutrition—by way of the following core values:

Relentlessly Advocating for Pet Health

Being Completely Transparent

Basing Decisions on Scientific Evidence

Driving Change in Our Category

Honoring Pet Life Through Support of Rescue Efforts

For more information on Just Food For Dogs, please visit: https://www.justfoodfordogs.com.

About Blue Star Foods Corp. (NASDAQ: BSFC)

Blue Star Foods Corp. is an integrated Environmental, Social, and Governance (ESG) sustainable seafood company with a focus on Recirculatory Aquaculture Systems (RAS) that processes, packages and sells high-value seafood products. The Company believes it utilizes best-in-class technology, in both resource sustainability management and traceability, and ecological packaging. The Company also owns and operates the oldest continuously operating Recirculating Aquaculture System (RAS) full grow-out salmon farm in North America. The company is based in Miami, Florida, and its corporate website is: https://bluestarfoods.com

Forward-Looking Statements:

The foregoing material may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, including without limitation statements regarding the Company’s product development and business prospects, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to the Company and its current plans or expectations and are subject to a number of risks and uncertainties that could significantly affect current plans. Risks concerning the Company’s business are described in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other periodic and current reports filed with the Securities and Exchange Commission. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

investors@bluestarfoods.com